EXHIBIT 99B.10
CONSOLIDATED BALANCE SHEETS                            U S WEST, Inc.
(UNAUDITED)

                                                    December 31,
In millions                                    1997          1996
------------------------------------------ ------------ -------------

ASSETS
Current assets:
 Cash and cash equivalents                 $       211  $        201
 Accounts and notes receivable                   2,249         2,113
 Inventories and supplies                          179           159
 Deferred tax asset                                373           213
 Prepaid and other                                 387           426
                                           ------------ -------------
   Total current assets                          3,399         3,112
                                           ------------ -------------

Property, plant and equipment - net             18,580        18,281
Investment in Time Warner Entertainment          2,486         2,477
Net investment in international ventures           475         1,548
Intangible assets - net                         12,674        12,595
Net investment in assets held for sale             419           409
Other assets                                     1,707         2,433
                                           ------------ -------------
   Total assets                            $    39,740  $     40,855
                                           ============ =============
LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
 Short-term debt                           $     1,430  $      1,051
 Accounts payable                                1,751         1,316
 Due to Continental Cablevision
  shareholders                                       -         1,150
 Dividends payable                                 268           263
 Other payables                                  2,866         2,294
                                           ------------ -------------
   Total current liabilities                     6,315         6,074
                                           ------------ -------------

Long-term debt                                  13,248        14,300
Postretirement and other postemployment
 benefit obligations                             2,570         2,479
Deferred taxes                                   4,068         4,349
Deferred credits and other                       1,035           973

Company-obligated mandatorily redeemable
 preferred securities of subsidiary
 trust holding solely Company-guaranteed
 debentures                                      1,080         1,080
Preferred stock subject to
 mandatory redemption                              100            51

Shareowners' equity:
 Preferred shares                                  923           920
 Common shares                                  10,876        10,741
 Retained earnings (deficit)                      (334)           18
 LESOP guarantee                                   (46)          (91)
 Foreign currency translation adjustments          (95)          (39)
                                           ------------ -------------
  Total shareowners' equity                     11,324        11,549
                                           ------------ -------------
   Total liabilities & shareowners' equity $    39,740  $     40,855
                                           ============ =============
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